Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-290199, 333-290993 and 333-293598 on Form S-8 of our report dated March 31, 2026, relating to the financial statements of Gemini Space Station, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
March 31, 2026